Exhibit 4.2

DESCRIPTION OF SECURITIES

General

Our Articles of Incorporation, as amended on March 30, 2026, authorize us to issue up to 1,020,000,000 shares of capital stock, consisting of 1,000,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. We had 12,223,599 shares of common stock and 1,500,000 shares of preferred stock were issued and outstanding as of December 31, 2025. Our Articles of Incorporation provide that the affirmative vote of the holders of a majority of the then-outstanding shares of common stock is required to increase or decrease number of authorized shares, as described below.

Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Our holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors (the “Board”) out of funds legally available therefor, which may be paid in cash, property, or in shares of the Company’s capital stock. Upon liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of common stock are entitled to receive their ratable share of the net assets of the Company legally available for distribution after payment of all debts and other liabilities. There are no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Dividends

We have not declared or paid any dividends on our common stock since our inception and do not anticipate paying dividends for the foreseeable future. The payment of dividends will be subject to the discretion of our Board and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board, based upon the board’s assessment of our financial condition and performance, earnings, need for funds, capital requirements, prior claims of preferred stock to the extent issued and outstanding, and other factors, including income tax consequences, restrictions and applicable laws. There can be no assurance, therefore, that any dividends on our common stock will ever be paid.

Preferred Stock

Series AA Convertible Non-Redeemable Preferred Stock

Designation and Authorized Shares

The Series AA Convertible Non-Redeemable Preferred Stock (the “Series AA Preferred Stock”) consists of 1,500,000 authorized shares, par value $0.001 per share. As of March 30, 2026, there are 1,500,000 shares of Series AA Preferred Stock outstanding. Each share has a stated value of $2.00 (the “Stated Value”), subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event.

Any shares of Series AA Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Company shall automatically be retired and canceled promptly after acquisition, become authorized but unissued shares of Preferred Stock, and may not be reissued as shares of Series AA Preferred Stock. Such shares may, however, be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation.

Dividend Rights

Holders of the Series AA Preferred Stock are entitled to receive “Participating Dividends” if the Board declares a dividend or other distribution payable upon the outstanding shares of common stock (whether in cash, in kind, or in other securities or property, other than dividends payable in shares of common stock), holders of outstanding Series AA Preferred Stock shall be entitled to receive the amount of dividends as would be payable in respect of the number of shares of common stock into which the Series AA Preferred Stock could be converted, without regard to any restrictions on conversion, with such number determined as of the record date for the common stock dividend (or, if no such record date is established, as of the date of such dividend). Participating Dividends are payable at the same time as and when dividends on the common stock are paid to common stock holders.

There are no stated fixed or cumulative dividend rights. Dividends on the Series AA Preferred Stock are contingent on the Board declaring dividends on the common stock.

Voting Rights

Until the Series AA Preferred Stock becomes convertible pursuant to Section 6 of the Certificate of Designations, or except as otherwise required by the DGCL or other applicable law or as provided in the Certificate of Designations, holders of Series AA Preferred Stock are not entitled to vote (or render written consents) on any matter submitted to a vote of the holders of common stock.

However, so long as any shares of Series AA Preferred Stock are outstanding, the Company may not, without first obtaining the approval of the holders of a majority of the then-outstanding shares of Series AA Preferred Stock (the “Requisite Holders”): (i) alter, repeal, or change the powers, preferences, or rights of the Series AA Preferred Stock, or amend the Certificate of Designations in a manner that adversely affects the Series AA Preferred Stock; (ii) supplement, amend, restate, repeal, or waive any provision of the Certificate of Incorporation or Bylaws, or file any certificate of amendment or certificate of designation, if such action would adversely alter or change the preferences, rights, privileges, or powers of the Series AA Preferred Stock (whether by amendment, merger, consolidation, recapitalization, reclassification, conversion, or otherwise); (iii) increase or decrease (other than by conversion) the number of authorized shares of Series AA Preferred Stock; or (iv) enter into any agreement with respect to any of the foregoing.

Liquidation Rights

The Series AA Preferred Stock ranks (i) senior to all common stock; (ii) senior to any class or series of capital stock hereafter created and expressly ranking junior to the Series AA Preferred Stock (“Junior Securities”); and (iii) on parity with any class or series of capital stock hereafter created and expressly ranking on parity with the Series AA Preferred Stock (“Parity Securities”), in each case as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (each, a “Dissolution”).

Upon a Dissolution, each holder of Series AA Preferred Stock is entitled to receive, prior and in preference to any distributions to holders of common stock and Junior Securities, and pari passu with any distribution to holders of Parity Securities, an amount per share equal to the greater of: (i) the Stated Value, plus any dividends declared but unpaid on such share, or (ii) such amount per share as would have been payable had all shares of Series AA Preferred Stock been converted into common stock (without regard to any restrictions on conversion) immediately prior to such Dissolution. If the Company's assets are insufficient to pay such amounts in full, holders of Series AA Preferred Stock and Parity Securities shall share in the available assets pro rata in proportion to the respective amounts otherwise payable on their shares.

For the avoidance of doubt, a change in control, merger, consolidation, or sale of all or substantially all of the Company's assets shall not, in and of itself, constitute a Dissolution.

Conversion Rights

Each holder of Series AA Preferred Stock has the right, at its option, at any time and from time to time, after (A) stockholder approval of an increase in the number of authorized shares of common stock sufficient to permit full conversion of the Series AA Preferred Stock and any outstanding Series AAA Preferred Stock and (B) stockholder approval of the conversion itself in accordance with Nasdaq listing rules (collectively, the “Stockholder Approvals”), and after the Company files a corresponding amendment to its Certificate of Incorporation (the “Charter Amendment”), to convert all or any portion of its shares of Series AA Preferred Stock into fully paid and non-assessable shares of common stock. The number of shares of common stock issuable upon conversion equals the Stated Value divided by the Conversion Price in effect at the time of conversion. The initial Conversion Price is $0.14286 per share, subject to adjustment.

Fractional shares of common stock will not be issued upon conversion. In lieu of any fractional share, the Company shall pay a cash adjustment equal to such fraction multiplied by the Conversion Price.

Conversion Price Adjustments: The Conversion Price is subject to adjustment in the following circumstances:

•
Stock subdivisions: If the number of shares of common stock outstanding is increased by a stock split or subdivision, the Conversion Price shall be proportionately decreased so that the number of shares issuable upon conversion increases proportionately.

•
Stock combinations: If the number of outstanding shares of common stock is decreased by a combination, the Conversion Price shall be proportionately increased.

•
Stock dividends: If the Company pays a dividend in additional shares of common stock, the Conversion Price shall be decreased by multiplying it by a fraction, the numerator of which is the number of shares outstanding before such event and the denominator of which is the number of shares outstanding after giving effect to such dividend.

•
Reorganization, reclassification, merger, or consolidation: Provision shall be made so that holders of Series AA Preferred Stock receive upon conversion the kind and amount of stock, cash, or other property they would have received had they converted immediately prior to such event.

Following receipt of the Stockholder Approvals and filing of the Charter Amendment, the Company is required to reserve and keep available, free from preemptive rights, sufficient authorized but unissued shares of common stock (or common stock held in treasury) to permit conversion of all outstanding shares of Series AA Preferred Stock.

The Company is responsible for paying all original issuance, transfer, stamp, and similar taxes arising on conversion, except for any taxes payable by reason of a transfer of the common stock to a person other than the holder of the Series AA Preferred Stock being converted.

Redemption Rights

The Series AA Preferred Stock is designated as non-redeemable. The Certificate of Designations does not provide for any optional or mandatory redemption by the Company, nor any holder retraction right.

Preemptive Rights

The Company is required to reserve shares of common stock for issuance upon conversion free from preemptive rights. The Certificate of Designations does not otherwise provide any preemptive rights to holders of the Series AA Preferred Stock.

Waiver

Any provision of the Certificate of Designations may be waived on behalf of all holders of Series AA Preferred Stock by the affirmative written consent or vote of the Requisite Holders (i.e., holders of a majority of the then-outstanding shares of Series AA Preferred Stock).

Series AAA Convertible Redeemable Preferred Stock

Designation and Authorized Shares

The Series AAA Convertible Redeemable Preferred Stock (the “Series AAA Preferred Stock”) has a par value of $0.001 per share and consists of 1,500,000 authorized shares, par value $0.001 per share. As of March 30, 2026, there are 0 shares of Series AAA Preferred Stock outstanding.

Each share has a stated value of $2.00 per share (the “Stated Value”), subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event.

Any shares of Series AAA Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Company shall automatically be retired and canceled promptly after acquisition, become authorized but unissued shares of Preferred Stock, and may not be reissued as shares of Series AAA Preferred Stock. Such shares may, however, be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation.

Dividend Rights

Holders of the Series AAA Preferred Stock are entitled to receive “Participating Dividends” — that is, if the Board declares a dividend or other distribution payable upon the outstanding shares of common stock (whether in cash, in kind, or in other securities or property, other than dividends payable in shares of common stock), holders of the then-outstanding shares of Series AAA Preferred Stock shall be entitled to receive the amount of dividends as would be payable in respect of the number of shares of common stock into which the Series AAA Preferred Stock could be converted, without regard to any restrictions on conversion, with such number determined as of the record date for the common stock dividend (or, if no such record date is established, as of the date of such dividend). Participating Dividends are payable at the same time as and when dividends on the common stock are paid.

There are no stated fixed or cumulative dividend rights. Dividends on the Series AAA Preferred Stock are contingent on the Board declaring dividends on the common stock.

Voting Rights

Until the Series AAA Preferred Stock becomes convertible pursuant to Section 6 of the Certificate of Designations, or except as otherwise required by the DGCL or other applicable law or as provided in the Certificate of Designations, holders of Series AAA Preferred Stock are not entitled to vote (or render written consents) on any matter submitted to a vote of the holders of common stock.

However, so long as any shares of Series AAA Preferred Stock are outstanding, the Company may not, without first obtaining the approval of the holders of a majority of the then-outstanding shares of Series AAA Preferred Stock (the “Requisite Holders”): (i) alter, repeal, or change the powers, preferences, or rights of the Series AAA Preferred Stock, or amend the Certificate of Designations in a manner that adversely affects the Series AAA Preferred Stock; (ii) supplement, amend, restate, repeal, or waive any provision of the Certificate of Incorporation or Bylaws, or file any certificate of amendment or certificate of designation, if such action would adversely alter or change the preferences, rights, privileges, or powers of the Series AAA Preferred Stock (whether by amendment, merger, consolidation, recapitalization, reclassification, conversion, or otherwise); (iii) increase or decrease (other than by conversion) the number of authorized shares of Series AAA Preferred Stock; or (iv) enter into any agreement with respect to any of the foregoing.

Liquidation Rights

The Series AAA Preferred Stock ranks (i) senior to all common stock; (ii) senior to any class or series of capital stock hereafter created and expressly ranking junior to the Series AAA Preferred Stock (“Junior Securities”); and (iii) on parity with any class or series of capital stock hereafter created and expressly ranking on parity with the Series AAA Preferred Stock (“Parity Securities”), in each case as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (each, a “Dissolution”).

Upon a Dissolution, each holder of Series AAA Preferred Stock is entitled to receive, prior and in preference to any distributions to holders of common stock and Junior Securities, and pari passu with any distribution to holders of Parity Securities, an amount per share equal to the greater of: (i) the Stated Value, plus any dividends declared but unpaid on such share, or (ii) such amount per share as would have been payable had all shares of Series AAA Preferred Stock been converted into common stock (without regard to any restrictions on conversion) immediately prior to such Dissolution. If the Company's assets are insufficient to pay such amounts in full, holders of Series AAA Preferred Stock and Parity Securities shall share in the available assets pro rata in proportion to the respective amounts otherwise payable on their shares.

For the avoidance of doubt, a change in control, merger, consolidation, or sale of all or substantially all of the Company's assets shall not, in and of itself, constitute a Dissolution.

Conversion Rights

Each holder of Series AAA Preferred Stock has the right, at its option, at any time and from time to time, after (A) stockholder approval of an increase in the number of authorized shares of common stock sufficient to permit full conversion of the Series AAA Preferred Stock and any outstanding Series AA Preferred Stock and (B) stockholder approval of the conversion itself in accordance with Nasdaq listing rules (collectively, the “Stockholder Approvals”), and after the Company files a corresponding Charter Amendment, to convert all or any portion of its shares of Series AAA Preferred Stock into fully paid and non-assessable shares of common stock. The number of shares of common stock issuable upon conversion equals the Stated Value divided by the Conversion Price in effect at the time of conversion.

The Conversion Price is subject to adjustment from time to time in accordance with the Certificate of Designations. The initial Conversion Price is The initial Conversion Price is $0.008 per share, subject to adjustment.

Fractional shares of common stock will not be issued upon conversion. In lieu of any fractional share, the Company shall pay a cash adjustment equal to such fraction multiplied by the Conversion Price.

Beneficial Ownership Limitation: Notwithstanding the general conversion right, the Company shall not effect, and no holder shall have the right to effect, any conversion of Series AAA Preferred Stock to the extent that, after giving effect to such conversion, the holder (together with any affiliate and any other person acting as a group with the holder or its affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”). The Board may waive or increase the Beneficial Ownership Limitation with respect to any holder at any time in its sole discretion.

Conversion Price Adjustments: The Conversion Price is subject to adjustment in the following circumstances:

Stock subdivisions: If the number of shares of common stock outstanding is increased by a stock split or subdivision, the Conversion Price shall be proportionately decreased so that the number of shares issuable upon conversion increases proportionately.

•
Stock combinations: If the number of outstanding shares of common stock is decreased by a combination, the Conversion Price shall be proportionately increased.

•
Stock dividends: If the Company pays a dividend in additional shares of common stock, the Conversion Price shall be decreased by multiplying it by a fraction, the numerator of which is the number of shares outstanding before such event and the denominator of which is the number of shares outstanding after giving effect to such dividend.

•
Reorganization, reclassification, merger, or consolidation: Provision shall be made so that holders of Series AAA Preferred Stock receive upon conversion the kind and amount of stock, cash, or other property they would have received had they converted immediately prior to such event.

Following receipt of the Stockholder Approvals and filing of the Charter Amendment, the Company is required to reserve and keep available, free from preemptive rights, sufficient authorized but unissued shares of common stock (or common stock held in treasury) to permit conversion of all outstanding shares of Series AAA Preferred Stock.

The Company is responsible for paying all original issuance, transfer, stamp, and similar taxes arising on conversion, except for any taxes payable by reason of a transfer of the common stock to a person other than the holder of the Series AAA Preferred Stock being converted.

Redemption Rights

The Series AAA Preferred Stock is subject to both optional Company redemption and a holder retraction right.

Company's Optional Redemption: The “Redemption Price” is defined as $200.00 per share of Series AAA Preferred Stock (subject to adjustment for stock dividends, stock splits, combinations, reorganizations, recapitalizations, reclassifications, or similar events), plus any declared but unpaid dividends. Subject to Section 160 of the DGCL and the availability of legally available funds, the Company may, at any time, redeem all or any portion of the outstanding shares of Series AAA Preferred Stock at the Redemption Price upon not less than ten (10) Business Days' prior written notice to the holders.

Holder Retraction Right: At any time on or after the issuance date of the Series AAA Preferred Stock, any holder may require the Company to redeem all or any portion of such holder's shares of Series AAA Preferred Stock at the Redemption Price by delivering written notice to the Company.

Payment Mechanics: The Redemption Price is payable in cash; provided that the holder may elect, to the extent permitted by the DGCL and applicable stock exchange rules, to satisfy the Redemption Price in shares of common stock valued at the volume-weighted average price over the sixty (60) Trading Days immediately preceding the redemption date.

Effect of Redemption: Upon payment of the Redemption Price, the redeemed shares shall be cancelled, retired, and shall not be reissued.

As noted above, the Redemption Price is $200.00 per share (subject to adjustment for stock dividends, splits, combinations, and similar events), plus any declared but unpaid dividends.

Preemptive Rights

The Company is required to reserve shares of common stock for issuance upon conversion free from preemptive rights. The Certificate of Designations does not otherwise provide any preemptive rights to holders of the Series AAA Preferred Stock.

Waiver

Any provision of the Certificate of Designations may be waived on behalf of all holders of Series AAA Preferred Stock by the affirmative written consent or vote of the Requisite Holders (i.e., holders of a majority of the then-outstanding shares of Series AAA Preferred Stock).

Number of Directors; Vacancies; Removal

Our Amended and Restated Bylaws (the “Bylaws”) provide that only our Board may increase or decrease the number of directors. Any vacancy on the Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, and shall hold such office until the next annual election and until his successor is duly elected and qualified. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting, or at a special meeting of stockholders called for that purpose. A director chosen to fill a position resulting from an increase in the number of directors shall hold office only until the next election of directors by the stockholder.

Our Bylaws provide that any director or directors of the corporation may be removed from office at any time, but only for cause and by the vote or written consent of stockholders representing not less than a majority of the issued and outstanding capital stock entitled to voting power.

Authorized Shares

The affirmative vote of the holders of a majority of the then-outstanding shares of common stock is required to increase or decrease the aggregate number of shares or the number of shares of any class we have authority to issue. Issuance of such a new class or series could, depending upon the terms of the class or series, delay, defer, or prevent a change of control of the Company.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws contain advance notice provisions that a stockholder must follow if it intends to bring business proposals or director nominations, as applicable, before a meeting of stockholders. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations at the annual meeting of stockholders.

No Cumulative Voting

Holders of our common shares do not have cumulative voting rights in the election of directors. The absence of cumulative voting may make it more difficult for stockholders owning less than a majority of our common shares to elect any directors to our Board.

Anti-Takeover Provisions

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock will be able to elect all of our directors. A special meeting of stockholders may only be called by the Chairman of the Board, the Chief Executive Officer or the Executive Chairman of the Company or a majority of our Board. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. Our Certificate of Incorporation and Bylaws grant the Board the power to adopt, amend or repeal the Bylaws.

The foregoing provisions will make it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to: facilitate our continued product innovation and the risk-taking that it requires; permit us to continue to prioritize our long-term goals rather than short-term results; and enhance the likelihood of continued stability in the composition of our board of directors and its policies. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition attempt and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Choice of Forum

Our Articles of Incorporation provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any stockholder (including a beneficial owner of stock) to bring: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of, or claim based on, breach of a fiduciary duty owed by any of our directors, officers, employees, agents or stockholders to us or to our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, the Charter or the Bylaws; (iv) any action to interpret, apply, enforce or determine the validity of the Charter or Bylaws; or (v) any action asserting a claim against us governed by the internal affairs doctrine. Our Charter also provides the, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any claims for which federal courts have exclusive jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

Our Articles of Incorporation provide that no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•
any breach of the director’s duty of loyalty to our company or our stockholders;

•
any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•
any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our Bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer or trustee. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Empire Stock Transfer.

Trading Symbol and Market

Our common stock is quoted on the Nasdaq Capital Market under the symbol “SOWG.”